Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2023

  Net income of $70.7 million, or $0.39 per diluted share, for the first quarter of 2023, compared to $73.2 million, or $0.40 per diluted share, for the fourth quarter of 2022. Income before income taxes of $102.6 million for the first quarter of 2023, compared to $106.5 million for the fourth quarter of 2022. Return on average assets for the first quarter of 2023 remains strong at 1.55%.
  On a non-GAAP basis, pre-tax, pre-provision income of $118.1 million for the first quarter of 2023, compared to pre-tax, pre-provision income of $122.2 million for the fourth quarter of 2022.
  Net interest income of $200.9 million for the first quarter of 2023, compared to $205.6 million for the fourth quarter of 2022. The results for the first quarter of 2023 include a reduction of approximately $2.5 million in net interest income associated to the effect of two fewer days. In addition, there was an increase in interest expense as a result of a higher cost of deposits combined with a higher level of borrowings, partially offset by the upward repricing of variable-rate commercial loans, higher yields in the consumer loan portfolios, and higher average loan balances.
  Net interest margin of 4.34% for the first quarter of 2023, compared to 4.37% for the fourth quarter of 2022, reflecting, among other things, the effect of the increase in borrowings in the first quarter and a 38 basis points increase in the average cost of interest-bearing deposits. These factors were partially offset by the upward repricing of variable-rate commercial loans, and the growth in higher yielding loans, primarily consumer loans.
  Provision for credit losses of $15.5 million for the first quarter of 2023, relatively flat compared to $15.7 million for the fourth quarter of 2022. The ratio of the ACL for loans and finance leases to total loans held for investment was 2.29% as of March 31, 2023, compared to 2.25% as of December 31, 2022.
  Non-interest income increased to $32.5 million for the first quarter of 2023, compared to $29.6 million for the fourth quarter of 2022, mainly driven by seasonal contingent insurance commissions recorded in the first quarter of 2023.
  Non-interest expenses increased by $2.4 million to $115.3 million for the first quarter of 2023, compared to $112.9 million for the fourth quarter of 2022, mainly driven by an increase in employees’ compensation and benefits expense. The efficiency ratio for the first quarter of 2023 was 49.39%, compared to 48.02% for the fourth quarter of 2022.
  Income tax expense of $31.9 million for the first quarter of 2023, a decrease of $1.5 million, compared to $33.4 million for the fourth quarter of 2022, mainly related to lower pre-tax income when compared to the prior quarter.
  Credit quality variances:
    Non-performing assets decreased by $0.2 million to $129.0 million as of March 31, 2023, mainly due to a $0.8 million decrease in non-performing loans. The decline in non-performing loans was mainly related to a $6.3 million decrease in nonaccrual residential mortgage loans mainly due to loans restored to accrual status, partially offset by an increase of $4.4 million in nonaccrual commercial and construction loans, mainly due to the inflow of a $7.1 million commercial and industrial loan in the Florida region in the power generation industry.
    Annualized net charge-offs to average loans ratio remained flat at 0.46% for both the first quarter of 2023 and fourth quarter of 2022.
  Total loans increased $28.0 million from the prior quarter to $11.6 billion as of March 31, 2023. The increase consisted of $79.5 million growth in consumer loans, primarily auto loans and leases, partially offset by decreases of $32.9 million in residential mortgage loans and $18.6 million in commercial and construction loans. The increase consisted of a $141.5 million growth in the Puerto Rico region, partially offset by decreases of $108.6 million in the Florida region and $4.9 million in the Virgin Islands region.
  Total loan originations, including refinancings, renewals, and draws from existing commitments (other than credit card utilization activity), amounted to $1.1 billion in the first quarter of 2023, a decrease of $237.8 million compared to the fourth quarter of 2022. The decline in total loan originations consisted of: (i) a $188.3 million decrease in commercial and construction loan originations; (ii) a $38.3 million decrease in residential mortgage loan originations; and (iii) an $11.2 million decrease in consumer loan originations.
  Total deposits, excluding brokered certificates of deposit (“brokered CDs”) and government deposits, decreased by $142.7 million to $13.1 billion as of March 31, 2023, reflecting reductions of $139.4 million in the Florida region and $14.6 million in the Virgin Islands region, partially offset by an increase of $11.3 million in the Puerto Rico region.
  Government deposits, which are fully collateralized, decreased in the first quarter of 2023 by $95.9 million and totaled $2.7 billion as of March 31, 2023, or 16.7% of total deposits. The decrease in government deposits reflect reductions of $114.7 million in the Puerto Rico region and $0.3 million in the Florida region, partially offset by an increase of $19.1 million in the Virgin Islands region.
  Brokered CDs increased by $147.1 million during the first quarter of 2023 to $252.9 million as of March 31, 2023, or 1.6% of total deposits.
  Borrowings increased by $347.8 million during the first quarter of 2023 to $1.3 billion as of March 31, 2023, due to an increase of $250.0 million in Federal Home Loan Bank (“FHLB”) advances and an increase of $97.8 million in securities sold under agreements to repurchase (“repurchase agreements”). The increase in borrowings was mostly a precautionary measure to increase available cash as a result of the recent runoff in bank deposits at some banking institutions in the United States.
  Cash and cash equivalents amounted to $823.6 million as of March 31, 2023. When adding $2.4 billion of free high-quality liquid securities that could be liquidated or pledged within one day, the total core liquidity amounted to $3.2 billion as of March 31, 2023, or 16.77% of total assets, compared to 19.02% as of December 31, 2022. Including the $882.5 million in available lending capacity at the FHLB, available liquidity increases to 21.42% as of March 31, 2023, compared to 22.48% as of December 31, 2022.
  During the first quarter of 2023, First BanCorp. repurchased approximately 3.6 million shares of common stock for a total purchase price of $50.0 million and increased quarterly dividends from $0.12 per share to $0.14 per share.
  Capital ratios exceed required regulatory levels for bank holding companies and well-capitalized banks. Estimated total capital, common equity tier 1 (“CET1”) capital, tier 1 capital, and leverage ratios were 19.02%, 16.33%, 16.33%, and 10.57%, respectively, as of March 31, 2023. On a non-GAAP basis, the tangible common equity ratio was 7.12% as of March 31, 2023, compared to 6.81% as of December 31, 2022.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 25, 2023--First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net income of $70.7 million, or $0.39 per diluted share, for the first quarter of 2023, compared to $73.2 million, or $0.40 per diluted share, for the fourth quarter of 2022, and $82.6 million, or $0.41 per diluted share, for the first quarter of 2022.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We begin 2023 with very encouraging financial results for the franchise which once again prove the resiliency of our business model amidst changing market conditions. We delivered a strong Return on Average Assets of 1.55%, further strengthened our liquidity position, and registered our fifth consecutive quarter of loan growth. We generated $70.7 million in net income and achieved a pre-tax pre-provision income of $118.1 million, up 6% when compared to the first quarter of 2022 and slightly down when compared to the previous quarter.

We registered healthy loan originations driven by steady consumer and commercial credit demand, particularly in Puerto Rico where commercial and consumer loans grew by $92.3 million and $78.9 million, respectively, during the quarter. Our credit metrics continued to improve with early delinquency indicators decreasing across most portfolios and non-performing assets registering a decrease to 0.68% of total assets. Core deposits, which exclude brokered and government deposits, decreased by $142.7 million during the quarter reflecting reductions of $139.4 million in Florida and $14.6 million in the Virgin Islands, partially offset by an increase of $11.3 million registered in Puerto Rico. Over two thirds of the deposit reduction took place in the first two months of the quarter and was primarily driven by Florida customers looking for higher yielding deposit alternatives outside the traditional banking sector. Our deposit base remained very stable following the March industry events as we opened more new deposit accounts during March than any of the prior twelve months. Our diversified deposit franchise is strategically distributed between retail and commercial customers, with low average balances per deposit account, and with over 70% of deposits insured or fully collateralized.

Finally, we continued to execute our capital deployment strategy by repurchasing approximately $50.0 million in shares of common stock and raising the common stock dividend by 17% to $0.14 per share during the quarter. Considering the industry-wide uncertain environment, we opted to pause share buybacks during the second quarter and we expect to resume share repurchases during the second half of the year. We believe that our robust capital and liquidity position coupled with our unwavering commitment to meet the banking needs of our customers will enable us to continue delivering shareholder value for the foreseeable future. We operate a well-diversified organization that serves as a vital source of credit to small businesses and consumers across multiple industries and are very fortunate to have their support and that of the communities we serve.”

NON-GAAP DISCLOSURES

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes that the presentation of these non-GAAP financial measures enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. The Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this press release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Non-GAAP financial measures include adjusted pre-tax, pre-provision income, adjusted net interest income and margin, tangible common equity, tangible book value per common share, and certain capital ratios. These measures should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

Special Items

The financial results for the first quarter of 2023 and fourth and first quarters of 2022 did not include any significant Special Items.

Non-GAAP Financial Measures

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, unfunded loan commitments and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items that management believes are not reflective of core operating performance regarded as Special Items.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total common equity less goodwill and other intangibles. Tangible assets are total assets less goodwill and other intangibles. Management uses and believes that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with other more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Net Interest Income Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $102.6 million for the first quarter of 2023, compared to $106.5 million for the fourth quarter of 2022. Pre-tax, pre-provision income was $118.1 million for the first quarter of 2023, compared to $122.2 million for the fourth quarter of 2022. Compared to the first quarter of 2022, pre-tax, pre-provision income increased 5.7%. The following table reconciles income before income taxes to pre-tax, pre-provision income for the last five quarters:

	Quarter Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
(Dollars in thousands)
Income before income taxes	$102,633	$106,530	$106,631	$108,798	$125,625
Add/Less: Provision for credit losses expense (benefit)	15,502	15,712	15,783	10,003	(13,802)
Pre-tax, pre-provision income (1)	$118,135	$122,242	$122,414	$118,801	$111,823
Change from most recent prior quarter (amount)	$(4,107)	$(172)	$3,613	$6,978	$6,915
Change from most recent prior quarter (percentage)	-3.4%	-0.1%	3.0%	6.2%	6.6%

(1)	Non-GAAP financial measure. See Non-GAAP Disclosures above for the definition and additional information about this non-GAAP financial measure.

NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

	Quarter Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Net Interest Income
Interest income	$242,396	$233,452	$222,683	$208,625	$197,854
Interest expense	41,511	27,879	14,773	12,439	12,230
Net interest income	$200,885	$205,573	$207,910	$196,186	$185,624

Average Balances
Loans and leases	$11,519,399	$11,364,963	$11,218,864	$11,102,310	$11,106,855
Total securities, other short-term investments and interest-bearing cash balances	7,232,347	7,314,293	7,938,530	8,568,022	8,647,087
Average interest-earning assets	$18,751,746	$18,679,256	$19,157,394	$19,670,332	$19,753,942

Average interest-bearing liabilities	$10,957,892	$10,683,776	$11,026,975	$11,567,228	$11,211,780

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.24%	4.96%	4.61%	4.25%	4.06%
Average rate on interest-bearing liabilities - GAAP	1.54%	1.04%	0.53%	0.43%	0.44%
Net interest spread - GAAP	3.70%	3.92%	4.08%	3.82%	3.62%
Net interest margin - GAAP	4.34%	4.37%	4.31%	4.00%	3.81%

Net interest income amounted to $200.9 million for the first quarter of 2023, a decrease of $4.7 million, compared to $205.6 million for the fourth quarter of 2022, which includes a net reduction of approximately $2.5 million associated to the effect of two fewer days. The decrease in net interest income reflects the following:

  An $8.8 million increase in interest expense on interest-bearing deposits, including:
    A $4.7 million increase in interest expense on time deposits, excluding brokered CDs, mainly associated with higher rates being paid in the first quarter of 2023 on new issuances and renewals, and the increase of $161.4 million in the average balance, partially offset by the effect of two fewer days in the first quarter of 2023. The average cost of time deposits in the first quarter of 2023, excluding brokered CDs, increased 77 basis points to 1.87% as compared to the previous quarter.
    A $2.8 million increase in interest expense on interest-bearing checking and saving accounts, of which approximately $4.0 million was driven by the increase in average rates paid in the first quarter, partially offset by a reduction of $364.9 million in the average balance of interest-bearing checking and saving accounts, which resulted in a decrease of approximately $0.8 million in interest expense, and the effect of two fewer days in the first quarter of 2023, which resulted in a reduction of approximately $0.4 million in interest expense.
    A $1.3 million increase in interest expense on brokered CDs, mainly driven by the increase of $119.4 million in the average balance of brokered CDs, which resulted in additional interest expense of approximately $1.0 million, and the effect of higher rates paid in the first quarter of 2023.
  A $4.7 million increase in interest expense on FHLB advances mainly associated with an increase of $408.5 million in the average balance to provide for additional liquidity.

  Partially offset by:

  A $4.8 million increase in interest income on commercial and construction loans, of which approximately $6.3 million was related to the effect of higher interest rates in the upward repricing of variable-rate loans and new loan originations, and approximately $1.0 million was related to the $57.9 million increase in the average balance of this portfolio. These variances were partially offset by the effects of two fewer days in the first quarter of 2023, which resulted in a reduction of approximately $1.9 million in interest income and a $0.6 million reduction in interest income from Small Business Administration Paycheck Protection Program loans.
  A $2.1 million increase in interest income on consumer loans and finance leases, primarily due to an increase of approximately $100.6 million in the average balance of this portfolio, which increased interest income by approximately $2.3 million, and a $1.2 million increase mainly due to the effects of higher yields in the auto loans and finance leases and credit card portfolios, partially offset by the effect of two fewer days in the first quarter of 2023, which resulted in a reduction of approximately $1.4 million in interest income.
  A $1.2 million increase in interest income from interest-bearing cash balances, primarily cash balances deposited at the Federal Reserve Bank (“FED”), mainly due to the effect of higher market interest rates.
  A $0.6 million increase in interest income on residential mortgage loans, primarily due to higher average yields in the residential portfolio, mainly driven by higher interest rates on new loan originations associated with higher market interest rates.

Net interest margin for the first quarter of 2023 decreased to 4.34%, compared to 4.37% for the fourth quarter of 2022, reflecting, among other things, the effect of the increase in borrowings in the first quarter of 2023 and a 38 basis points increase in the average cost of interest-bearing deposits. These factors were partially offset by the upward repricing of variable-rate commercial loans and the growth in higher yielding loans, primarily consumer loans. In addition, the mix of average non-interest bearing deposits to average total funding sources decreased from 37% in the fourth quarter of 2022 to 35% in the first quarter of 2023, while the ratio of average borrowings to average total funding sources increased from 3% in the fourth quarter of 2022 to 5% in the first quarter of 2023.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
(In thousands)
Service charges and fees on deposit accounts	$9,541	$9,174	$9,820	$9,466	$9,363
Mortgage banking activities	2,812	2,572	3,400	4,082	5,206
Insurance commission income	4,847	2,898	2,624	2,946	5,275
Card and processing income	10,918	10,601	9,834	10,300	9,681
Other operating income	4,400	4,355	4,015	4,147	3,333
Non-interest income	$32,518	$29,600	$29,693	$30,941	$32,858

Non-interest income amounted to $32.5 million for the first quarter of 2023, compared to $29.6 million for the fourth quarter of 2022. The $2.9 million increase in non-interest income was mainly due to:

  A $ 2.0 million increase in insurance commission income mainly driven by $2.3 million in seasonal contingent commissions recorded in the first quarter of 2023 based on the prior year’s production of insurance policies.
  A $0.4 million increase in service charges and fees on deposit accounts, mainly due to the effect in the fourth quarter of 2022 of an adjustment to reverse previously recognized fees on non-sufficient funds as part of changes in the fees structure.
  A $0.3 million increase in card and processing income mainly related to merchant-related referral fees received during the first quarter of 2023.
  A $0.2 million increase in revenues from mortgage banking activities, mainly driven by a $0.3 million net decrease in mark-to-market losses from to-be-announced mortgage-backed securities (“MBS”) forward contracts and interest rate lock commitments.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
(In thousands)
Employees' compensation and benefits	$56,422	$52,241	$52,939	$51,304	$49,554
Occupancy and equipment	21,186	21,843	22,543	21,505	22,386
Business promotion	3,975	5,590	5,136	4,042	3,463
Professional service fees:
Collections, appraisals and other credit-related fees	848	1,483	1,261	1,075	909
Outsourcing technology services	8,141	7,806	7,564	7,636	6,905
Other professional fees	2,984	3,380	3,724	3,325	2,780
Taxes, other than income taxes	5,112	5,211	5,349	4,689	5,018
FDIC deposit insurance	2,133	1,544	1,466	1,466	1,673
Other insurance and supervisory fees	2,368	2,429	2,387	2,303	2,235
Net gain on OREO operations	(1,996)	(2,557)	(1,064)	(1,485)	(720)
Credit and debit card processing expenses	5,318	6,362	6,410	5,843	4,121
Communications	2,216	2,322	2,272	1,978	2,151
Other non-interest expenses	6,561	5,277	5,202	4,645	6,184
Total non-interest expenses	$115,268	$112,931	$115,189	$108,326	$106,659

Non-interest expenses amounted to $115.3 million in the first quarter of 2023, an increase of $2.4 million from $112.9 million in the fourth quarter of 2022. The $2.4 million increase reflects, among other things, the following significant variances:

  A $4.2 million increase in employees’ compensation and benefits expense, mainly driven by a seasonal increase in payroll taxes, bonuses, and stock-based compensation expense.
  A $1.3 million increase in other non-interest expenses, in the table above, in part due to an increase in charges for legal and operational reserves.
  A $0.6 million increase in Federal Deposit Insurance Corporation (“FDIC”) deposit insurance cost, driven by the two basis points increase on the initial base deposit insurance assessment rate that came into effect during the first quarter of 2023.

  Partially offset by:
  A $1.6 million decrease in business promotion expenses, mainly related to a $1.1 million decrease in advertising, sponsorship, and public relations activities.
  A $1.1 million decrease in credit and debit card processing expenses, mainly as a result of incentives received during the first quarter of 2023.
  A $0.7 million decrease in professional service fees, mainly related to a decrease in collections, appraisals, and other credit-related fees.
  A $0.7 million decrease in occupancy and equipment expenses, primarily reflecting reductions in depreciation, rental and electricity expenses.

INCOME TAXES

The Corporation recorded an income tax expense of $31.9 million for the first quarter of 2023, compared to $33.4 million for the fourth quarter of 2022. The decrease was mainly related to lower pre-tax income when compared to the prior quarter.

The Corporation’s effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, remained flat at 31.2% for the first quarter of 2023 and fourth quarter of 2022. As of March 31, 2023, the Corporation had a deferred tax asset of $154.8 million, net of a valuation allowance of $176.0 million against the deferred tax assets. The Corporation’s banking subsidiary, FirstBank, had a deferred tax asset of $147.7 million, net of a valuation allowance of $139.1 million.

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Nonaccrual loans held for investment:
Residential mortgage	$36,410	$42,772	$43,036	$44,588	$48,818
Commercial mortgage	21,598	22,319	23,741	24,753	26,576
Commercial and Industrial	13,404	7,830	15,715	17,079	18,129
Construction	1,794	2,208	2,237	2,375	2,543
Consumer and finance leases	15,936	14,806	12,787	10,315	10,964
Total nonaccrual loans held for investment	$89,142	$89,935	$97,516	$99,110	$107,030
OREO	32,862	31,641	38,682	41,706	42,894
Other repossessed property	4,743	5,380	4,936	3,840	3,823
Other assets (1)	2,203	2,202	2,193	2,809	2,727
Total non-performing assets (2)	$128,950	$129,158	$143,327	$147,465	$156,474

Past due loans 90 days and still accruing (3)	$74,380	$80,517	$81,790	$94,485	$118,798
Nonaccrual loans held for investment to total loans held for investment	0.77%	0.78%	0.86%	0.88%	0.96%
Nonaccrual loans to total loans	0.77%	0.78%	0.86%	0.88%	0.96%
Non-performing assets to total assets	0.68%	0.69%	0.78%	0.76%	0.79%

(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority ("PRHFA") held as part of the available-for-sale debt securities portfolio.
(2)

Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of current expected credit losses ("CECL") on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $10.4 million as of March 31, 2023 (December 31, 2022 - $12.0 million; September 30, 2022 - $12.8 million; June 30, 2022 - $15.3 million; March 31, 2022 - $18.0 million).

(3)

These include rebooked loans, which were previously pooled into Government National Mortgage Association ("GNMA") securities, amounting to $7.1 million as of March 31, 2023 (December 31, 2022 - $10.3 million; September 30, 2022 - $8.0 million; June 30, 2022 - $10.8 million; March 31, 2022 - $9.5 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

  Total non-performing assets decreased by $0.2 million to $129.0 million as of March 31, 2023, compared to $129.2 million as of December 31, 2022. Total nonaccrual loans held for investment decreased by $0.8 million to $89.1 million as of March 31, 2023, compared to $89.9 million as of December 31, 2022.

  The decrease in non-performing assets was mainly driven by:
    A $6.3 million decrease in nonaccrual residential mortgage loans, mainly related to $3.9 million of loans restored to accrual status, $2.7 million of loans transferred to other real estate owned (“OREO”), and $1.6 million of collections, partially offset by inflows of $2.1 million.

Partially offset by:

  A $4.4 million increase in nonaccrual commercial and construction loans, mainly related to the inflow of a $7.1 million commercial and industrial participated loan in the Florida region in the power generation industry, partially offset by $2.3 million of collections, including the payoff of a $1.0 million commercial and industrial loan in the Puerto Rico region.
  A $1.2 million increase in the OREO portfolio balance.
  A $1.1 million increase in nonaccrual consumer loans, mainly auto loans and finance leases.
  Inflows to nonaccrual loans held for investment were $29.7 million in the first quarter of 2023, an increase of $5.6 million compared to inflows of $24.1 million in the fourth quarter of 2022. Inflows to nonaccrual consumer loans were $19.5 million, an increase of $1.6 million compared to inflows of $17.9 million in the fourth quarter of 2022. Inflows to nonaccrual commercial and construction loans were $8.1 million in the first quarter of 2023, an increase of $7.7 million compared to inflows of $0.4 million in the fourth quarter of 2022 due to the aforementioned inflow of a $7.1 million commercial and industrial participated loan in the Florida region. Inflows to nonaccrual residential mortgage loans were $2.1 million in the first quarter of 2023, a decrease of $3.7 million compared to inflows of $5.8 million in the fourth quarter of 2022. See Early Delinquency below for additional information.
  Adversely classified commercial and construction loans decreased by $23.6 million to $70.0 million as of March 31, 2023. The decrease was mostly driven by the payoff of a $24.3 million commercial and industrial participated loan in the Florida region in the leisure and hospitality industry.

Early Delinquency

Total loans held for investment in early delinquency (i.e., 30-89 days past due accruing loans, as defined in regulatory reporting instructions) amounted to $94.5 million as of March 31, 2023, a decrease of $10.4 million, compared to $104.9 million as of December 31, 2022. The variances by major portfolio categories are as follows:

  Consumer loans in early delinquency decreased in the first quarter of 2023 by $4.5 million to $66.4 million, mainly in the auto loan portfolio.
  Residential mortgage loans in early delinquency decreased by $3.0 million to $25.2 million.
  Commercial and construction loans in early delinquency decreased by $2.9 million, mainly due to the migration to past due 90 days and still accruing of a $2.3 million commercial mortgage loan that matured and is in the process of renewal but for which the Corporation continues to receive interest and principal payments from the borrower.

Allowance for Credit Losses

The following table summarizes the activity of the allowance for credit losses (“ACL”) for on-balance sheet and off-balance sheet exposures during the first quarter of 2023 and fourth quarter of 2022:

	Quarter ended March 31,2023
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$62,760	$70,278	$127,426	$260,464	$4,273	$8,286	$458	$273,481
Impact of adoption of ASU 2022-02	2,056	7	53	2,116	-	-	-	2,116
Provision for credit losses - expense (benefit)	73	456	15,727	16,256	(105)	(640)	(9)	15,502
Net (charge-offs) recoveries	(486)	185	(12,968)	(13,269)	-	-	-	(13,269)
Allowance for credit losses, end of period	$64,403	$70,926	$130,238	$265,567	$4,168	$7,646	$449	$277,830
Amortized cost of loans and finance leases	$2,811,528	$5,359,512	$3,406,945	$11,577,985
Allowance for credit losses on loans to amortized cost	2.29%	1.32%	3.82%	2.29%

	Quarter ended December 31, 2022
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to- Maturity	Available- for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$65,079	$67,572	$125,208	$257,859	$4,242	$8,257	$664	$271,022
Provision for credit losses - (benefit) expense	(1,821)	3,469	14,003	15,651	31	29	1	15,712
Net charge-offs	(498)	(763)	(11,785)	(13,046)	-	-	(207)	(13,253)
Allowance for credit losses, end of period	$62,760	$70,278	$127,426	$260,464	$4,273	$8,286	$458	$273,481
Amortized cost of loans and finance leases	$2,847,290	$5,378,067	$3,327,468	$11,552,825
Allowance for credit losses on loans to amortized cost	2.20%	1.31%	3.83%	2.25%

The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

As of March 31, 2023, the ACL for loans and finance leases was $265.6 million, an increase of $5.1 million, from $260.5 million as of December 31, 2022. The ACL for commercial and construction loans remained relatively flat when compared to the previous quarter as a result of the following offsetting factors: reserve increases of $5.0 million for a new nonacccrual commercial and industrial participated loan in the Florida region in the power generation industry, and $1.1 million due to a less favorable economic outlook in the projection of certain forecasted macroeconomic variables, such as the commercial real estate price index (“CRE price index”); partially offset by reserve decreases of $6.1 million associated with the receipt of updated financial information of certain borrowers and the repayment of a $24.3 million adversely classified commercial and industrial participated loan in the Florida region. The ACL for consumer loans increased by $2.9 million, primarily reflecting the effect of the increase in the size of the consumer loan portfolios and the increase in historical charge-off levels. The ACL for residential mortgage loans increased by $1.6 million, in part related to a $2.1 million cumulative increase in the ACL, due to the adoption of Accounting Standards Update (“ASU”) 2022-02, “Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures,” for which the Corporation elected to discontinue the use of a discounted cash flow methodology for restructured accruing loans. This adjustment had a corresponding decrease, net of applicable taxes, in beginning retained earnings as of January 1, 2023.

  The provision for credit losses on loans and finance leases was $16.3 million for the first quarter of 2023, compared to $15.6 million in the fourth quarter of 2022.
    Provision for credit losses for the residential mortgage loan portfolio was an expense of $0.1 million for the first quarter of 2023, compared to a net benefit of $1.8 million in the fourth quarter of 2022. The net benefit recorded in the fourth quarter of 2022 was primarily related to the decrease in qualitative adjustments due to improvements in underlying portfolio metrics.
    Provision for credit losses for the consumer loans and finance leases portfolio was $15.7 million for the first quarter of 2023, compared to $14.0 million in the fourth quarter of 2022, primarily reflecting the increase in the size of the consumer loan portfolios and the increase in historical charge-off levels in all major portfolio classes.
    Provision for credit losses for the commercial and construction loan portfolio was $0.5 million for the first quarter of 2023, compared to $3.4 million in the fourth quarter of 2022. The expense recognized during the first quarter of 2023 was impacted by the aforementioned offsetting factors. Meanwhile, the expense recognized during the fourth quarter of 2022 was mostly related to the increase in the size of the loan portfolio and a less favorable economic outlook in the projection of certain forecasted macroeconomic variables, such as the CRE price index.
  The ratio of the ACL for loans and finance leases to total loans held for investment was 2.29% as of March 31, 2023, compared to 2.25% as of December 31, 2022. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 298% as of March 31, 2023, compared to 290% as of December 31, 2022.

Net Charge-Offs

The following table presents ratios of annualized net charge-offs (recoveries) to average loans held-in-portfolio for the last five quarters:

	Quarter Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Residential mortgage	0.07%	0.07%	0.13%	0.11%	0.15%
Commercial mortgage	-0.03%	0.00%	-0.01%	-0.22%	0.00%
Commercial and Industrial	0.00%	0.19%	-0.07%	-0.07%	-0.10%
Construction	-0.17%	-1.82%	0.07%	-0.09%	-0.03%
Consumer loans and finance leases	1.54%	1.44%	1.05%	0.91%	0.85%
Total loans	0.46%	0.46%	0.31%	0.21%	0.24%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $13.3 million for the first quarter of 2023, or an annualized 0.46% of average loans, compared to $13.0 million, or an annualized 0.46% of average loans, in the fourth quarter of 2022. The increase of $0.3 million in net charge-offs included the following:

  A $1.1 million increase in consumer loan net charge-offs, reflected across all major portfolio classes.

  Partially offset by:
  A $0.8 million decrease in commercial and construction loans net charge-offs mainly related to a $1.7 million charge-off recorded during the fourth quarter of 2022 in connection with the sale of an adversely classified commercial and industrial participated loan in the Florida region, partially offset by a $0.5 million recovery recorded on a construction loan in the Puerto Rico region also during the fourth quarter of 2022.

Allowance for Credit Losses for Unfunded Loan Commitments

The Corporation estimates expected credit losses over the contractual period during which the Corporation is exposed to credit risk as a result of a contractual obligation to extend credit, such as pursuant to unfunded loan commitments and standby letters of credit for commercial and construction loans, unless the obligation is unconditionally cancellable by the Corporation. The ACL for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. As of March 31, 2023, the ACL for off-balance sheet credit exposures was $4.2 million, compared to $4.3 million as of December 31, 2022.

Allowance for Credit Losses for Held-to-Maturity Debt Securities

As of March 31, 2023, the ACL for held-to-maturity debt securities, which relates only to Puerto Rico municipal bonds, was $7.6 million, compared to $8.3 million as of December 31, 2022. The decrease on the ACL was mostly related to a reduction in qualitative reserves driven by updated financial information of certain bond issuers received during the first quarter of 2023.

LIQUIDITY

Cash and cash equivalents amounted to $823.6 million as of March 31, 2023, compared to $480.5 million as of December 31, 2022. When adding $2.4 billion of free high-quality liquid securities that could be liquidated or pledged within one day, the total core liquidity amounted to $3.2 billion as of March 31, 2023, or 16.77% of total assets, compared to $3.5 billion, or 19.02% of total assets as of December 31, 2022. In addition, as of March 31, 2023, the Corporation had $882.5 million available for credit with the FHLB based on the value of collateral pledged with the FHLB. As such, the basic liquidity ratio (which includes cash, free high-quality liquid assets such as U.S. government and GSEs obligations that could be liquidated or pledged within one day, and available secured lines of credit with the FHLB to total assets) was approximately 21.42% of total assets as of March 31, 2023, compared to 22.48% of total assets as of December 31, 2022.

In addition to the aforementioned available credit from the FHLB, the Corporation also maintains borrowing capacity at the FED Discount Window Program. The Corporation does not consider borrowing capacity from the FED Discount Window as a primary source of liquidity but had approximately $1.4 billion available for funding under the FED’s Borrower-In-Custody (“BIC”) Program as of March 31, 2023. Also, the Corporation has access to financing with other counterparties through repurchase agreements and is enrolled in the FED’s Bank Term Funding Program. Combined, as of March 31, 2023, the Corporation had $5.5 billion available to meet liquidity needs.

The Corporation’s total deposits, excluding brokered CDs, amounted to $15.8 billion as of March 31, 2023, compared to $16.0 billion as of December 31, 2022, including government deposits amounting to $2.7 billion and $2.8 billion, respectively, which are fully collateralized. As of March 31, 2023, $4.8 billion of these deposits are uninsured, which represent 30.13% of total deposits, compared to $4.9 billion, or 30.65% of total deposits, as of December 31, 2022. Brokered CDs amounted to $252.9 million as of March 31, 2023, compared to $105.8 million as of December 31, 2022. Refer to Table 10 below for additional information about the deposits composition.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $19.0 billion as of March 31, 2023, up $342.6 million from December 31, 2022.

The following variances within the main components of total assets are noted:

  A $343.1 million increase in cash and cash equivalents mainly related to the $347.8 million increase in borrowings to enhance available cash as a precautionary measure, as discussed above.
  A $4.3 million decrease in investment securities, mainly driven by repayments of approximately $102.3 million primarily on U.S. agencies MBS, partially offset by an $87.2 million increase in the fair value of available-for-sale debt securities attributable to changes in market interest rates and an $11.3 million increase in investments on FHLB stock.
  A $28.0 million increase in total loans. The increase consisted of a $141.5 million growth in the Puerto Rico region, partially offset by decreases of $108.6 million in the Florida region and $4.9 million in the Virgin Islands region. On a portfolio basis, the increase consisted of a $79.5 million growth in consumer loans, primarily auto loans and finance leases, partially offset by decreases of $32.9 million in residential mortgage loans and $18.6 million in commercial and construction loans. The decrease in commercial and construction loans mainly reflected $93.3 million in payoffs and paydowns of five commercial and industrial relationships in the Florida region, each in excess of $10 million, partially offset by loan originations.

  Total loan originations, including refinancings, renewals, and draws from existing commitments (excluding credit card utilization activity), amounted to $1.1 billion in the first quarter of 2023, a decrease of $237.8 million compared to the fourth quarter of 2022. The decline in total loan originations consisted of: (i) a $188.3 million decrease in commercial and construction loan originations; (ii) a $38.3 million decrease in residential mortgage loan originations; and (iii) an $11.2 million decrease in consumer loan originations, primarily on finance leases.

  Total loan originations in the Puerto Rico region amounted to $909.7 million in the first quarter of 2023, a decrease of $139.3 million when compared to the fourth quarter of 2022. The $139.3 million decline in total loan originations consisted of: (i) a $107.1 million decrease in commercial and construction loan originations mainly due to certain large financings originated in the previous quarter related to borrowers engaged in the health, hotel, and information processing sectors; (ii) a $20.2 million decrease in residential mortgage loan originations; and (iii) a $12.0 million decrease in consumer loan originations.

  Total loan originations in the Virgin Islands region amounted to $19.0 million in the first quarter of 2023, compared to $21.1 million in the fourth quarter of 2022. The $2.1 million net decline in total loan originations consisted of: (i) a $7.2 million decrease in residential mortgage loan originations; (ii) a $4.9 million increase in commercial and construction loan originations; and (iii) a $0.2 million increase in consumer loan originations.

  Total loan originations in the Florida region amounted to $145.7 million in the first quarter of 2023, compared to $242.1 million in the fourth quarter of 2022. The $96.4 million net decline in total loan originations consisted of (i) an $86.1 million decrease in commercial and construction loan originations, reflecting both lower new originations and lower utilization of credit lines; (ii) a $10.9 million decrease in residential mortgage loan originations; and (iii) an $0.6 million increase in consumer loan originations.

Total liabilities were approximately $17.6 billion as of March 31, 2023, an increase of $262.5 million from December 31, 2022.

The increase in total liabilities was mainly due to:

  A $347.8 million increase in borrowings, reflecting increases of $250.0 million in FHLB advances and $97.8 million in repurchase agreements. During the first quarter of 2023, the Corporation added $425.0 million of short-term FHLB advances at an average cost of 5.04% and $300.0 million of long-term FHLB advances at an average cost of 4.59%, and repaid upon maturity $475.0 million of short-term FHLB advances at an average cost of 4.56%. In addition, the Corporation added $173.0 million of short-term repurchase agreements at an average cost of 5.08%, and repaid upon maturity $75.1 million of short-term repurchase agreements at an average cost of 4.55%.
  A $147.1 million increase in brokered CDs, as the Corporation continues to diversify its funding sources. The increase reflects the effect of new issuances amounting to $189.7 million with an all-in cost of 4.70%, partially offset by approximately $42.6 million of maturing brokered CDs, with an all-in cost of 4.06%, that were paid off during the first quarter of 2023.

  Partially offset by:
  A $142.7 million decrease in total deposits, excluding brokered CDs and government deposits, reflecting reductions of $139.4 million in the Florida region and $14.6 million in the Virgin Islands region, partially offset by an increase of $11.3 million in the Puerto Rico region. Most of the decrease was related to saving and checking accounts in the Florida region used for loan repayments, as well as customers continuing to reallocate cash into higher-yielding alternatives. Notwithstanding, these reductions were partially offset by an increase in time deposits, including the shift from non-interest bearing or low-interest bearing products to time deposits, driven by higher rates offered.
  A $95.9 million decrease in government deposits, consisting of decreases of $114.7 million in the Puerto Rico region and $0.3 million in the Florida region, partially offset by an increase of $19.1 million in the Virgin Islands region. Most of the decrease in the Puerto Rico region was related to reductions in the balance of operational accounts of a public corporation.

Total stockholders’ equity amounted to $1.4 billion as of March 31, 2023, an increase of $80.1 million from December 31, 2022. The growth was driven by the $87.2 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss and the earnings generated in the first quarter of 2023, partially offset by the repurchase of approximately 3.6 million shares of common stock for a total purchase price of approximately $50.0 million, $25.4 million in quarterly dividends declared to common stock shareholders, and the $1.3 million decrease related to the adoption of ASU 2022-02.

As of March 31, 2023, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated CET1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 16.33%, 16.33%, 19.02%, and 10.57%, respectively, as of March 31, 2023, compared to CET1 capital, tier 1 capital, total capital, and leverage ratios of 16.53%, 16.53%, 19.21%, and 10.70%, respectively, as of December 31, 2022.

Meanwhile, estimated CET1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank, were 16.65%, 17.45%, 18.71%, and 11.29%, respectively, as of March 31, 2023, compared to CET1 capital, tier 1 capital, total capital and leverage ratios of 16.84%, 17.65%, 18.90%, and 11.43%, respectively, as of December 31, 2022.

Tangible Common Equity (Non-GAAP)

On a non-GAAP basis, the Corporation’s tangible common equity ratio increased to 7.12% as of March 31, 2023, compared to 6.81% as of December 31, 2022. The increase in tangible common equity includes the effect of an $87.2 million increase in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss, partially offset by capital return that consisted of $50.0 million in common stock repurchases and $25.4 million in common stock quarterly dividends declared during the first quarter of 2023.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items as of the indicated dates:

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
(In thousands, except ratios and per share information)
Tangible Equity:
Total equity - GAAP	$1,405,593	$1,325,540	$1,265,333	$1,557,916	$1,781,102
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	(86)	(205)	(376)	(599)	(873)
Core deposit intangible	(18,987)	(20,900)	(22,818)	(24,736)	(26,648)
Insurance customer relationship intangible	-	(13)	(51)	(89)	(127)

Tangible common equity	$1,347,909	$1,265,811	$1,203,477	$1,493,881	$1,714,843

Tangible Assets:
Total assets - GAAP	$18,977,114	$18,634,484	$18,442,034	$19,531,635	$19,929,037
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	(86)	(205)	(376)	(599)	(873)
Core deposit intangible	(18,987)	(20,900)	(22,818)	(24,736)	(26,648)
Insurance customer relationship intangible	-	(13)	(51)	(89)	(127)

Tangible assets	$18,919,430	$18,574,755	$18,380,178	$19,467,600	$19,862,778

Common shares outstanding	179,789	182,709	186,258	191,626	198,701

Tangible common equity ratio	7.12%	6.81%	6.55%	7.67%	8.63%
Tangible book value per common share	$7.50	$6.93	$6.46	$7.80	$8.63

Exposure to Puerto Rico Government

As of March 31, 2023, the Corporation had $340.0 million of direct exposure to the Puerto Rico government, its municipalities, and public corporations, an increase of $1.1 million when compared to $338.9 million as of December 31, 2022. As of March 31, 2023, approximately $183.4 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit, and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $113.1 million consisted of loans and obligations which are supported by one or more specific sources of municipal revenues. The Corporation’s total direct exposure to the Puerto Rico government also included $10.2 million in a loan extended to an affiliate of the Puerto Rico Electric Power Authority and $30.0 million in loans to agencies of Puerto Rico public corporations. In addition, the total direct exposure included obligations of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $3.3 million (fair value of $2.2 million as of March 31, 2023), included as part of the Corporation’s available-for-sale debt securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.1 million as of March 31, 2023, of which $0.4 million is due to credit deterioration.

The aforementioned exposure to municipalities in Puerto Rico included $165.8 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity debt securities. As of March 31, 2023, the ACL for these securities was $7.6 million, compared to $8.3 million as of December 31, 2022.

As of March 31, 2023, the Corporation had $2.2 billion of public sector deposits in Puerto Rico, compared to $2.3 billion as of December 31, 2022. Approximately 25% of the public sector deposits as of March 31, 2023, were from municipalities and municipal agencies in Puerto Rico, and 75% were from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Tuesday, April 25, 2023, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site, fbpinvestor.com, or through a dial-in telephone number at (833) 470-1428 or (404) 975-4839 for international callers. The participant access code is 842558. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp.’s website, fbpinvestor.com, until April 25, 2024. A telephone replay will be available one hour after the end of the conference call through May 25, 2023, at (866) 813-9403. The replay access code is 342184.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational, and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “will,” “plans,” “forecast,” “believe,” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors” of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022 and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: the impacts of rising interest rates and inflation on the Corporation, including a decrease in demand for new loan originations and refinancings, increased competition for borrowers, attrition in deposits, a reduction in the fair value of the Corporation’s debt securities portfolio, and an increase in non-interest expenses which would impact the Corporation’s earnings and may adversely impact origination volumes, liquidity, and financial performance; volatility in the financial services industry, including failures or rumored failures of other depository institutions, and actions taken by governmental agencies to stabilize the financial system; the effect of continued changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico and the U.S. and British Virgin Islands; uncertainty as to the ability of FirstBank to retain its core deposits and generate sufficient cash flow through its wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances, and brokered CDs, which in turn affects its ability to make dividend payments to the Corporation; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including in the interest rate environment, unemployment rates, market liquidity, housing absorption rates, real estate markets, and U.S. capital markets, which may affect funding sources, loan portfolio performance and credit quality, market prices of investment securities, and demand for the Corporation’s products and services, and which may reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the impact of government financial assistance for hurricane recovery and other disaster relief on economic activity in Puerto Rico, and the timing and pace of disbursements of funds earmarked for disaster relief; the long-term economic and other effects of the COVID-19 pandemic and their impact on the Corporation’s business, operations, and financial condition; the Corporation’s ability to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking,” identity theft, and state-sponsored cyberthreats, and the occurrence of any, which may result in misuse or misappropriation of confidential or proprietary information, disruption, or damage to our systems, increased costs, and losses or an adverse effect to our reputation; general competitive factors and other market risks as well as the implementation of strategic growth opportunities, including risks, uncertainties, and other factors or events related to any business acquisitions or dispositions; uncertainty as to the implementation of the debt restructuring plan of Puerto Rico and the fiscal plan for Puerto Rico as certified on April 3, 2023, by the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments and tax regulations in Puerto Rico; the impact of changes in accounting standards, or assumptions in applying those standards, on forecasts of economic variables considered for the determination of the ACL; the ability of FirstBank to realize the benefits of its net deferred tax assets; environmental, social, and governance matters, including our climate-related initiatives and commitments; the impacts of natural or man-made disasters, widespread health emergencies, geopolitical conflicts (including the ongoing conflict in Ukraine), terrorist attacks, or other catastrophic external events, including impacts of such events on general economic conditions and on the Corporation’s assumptions regarding forecasts of economic variables; the effect of changes in the interest rate environment, including uncertainty about the effect of the cessation of the London Interbank Offered Rate; any adverse change in the Corporation’s ability to attract and retain clients and gain acceptance from current and prospective customers for new products and services, including those related to the offering of digital banking and financial services; the risk that additional portions of the unrealized losses in the Corporation’s debt securities portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s available-for-sale debt securities portfolio; the impacts of applicable legislative, tax, or regulatory changes on the Corporation’s financial condition or performance; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments, causing an additional increase in the Corporation’s non-interest expenses; any need to recognize impairments on the Corporation’s financial instruments, goodwill, and other intangible assets; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; and uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels, and compliance with applicable laws, regulations and related requirements. The Corporation does not undertake, and specifically disclaims any obligation to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S., and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Condensed Consolidated Statements of Financial Condition

	As of
	March 31, 2023	December 31, 2022
(In thousands, except for share information)
ASSETS
Cash and due from banks	$822,542	$478,480
Money market investments:
Time deposits with other financial institutions	300	300
Other short-term investments	759	1,725
Total money market investments	1,059	2,025
Debt securities available for sale, at fair value (ACL of $449 as of March 31, 2023;
$458 as of December 31, 2022)	5,589,256	5,599,520
Debt securities held to maturity, at amortized cost, net of ACL of $7,646 as of March 31, 2023
and $8,286 as of December 31, 2022 (fair value 2023 - $419,752; 2022 - $427,115)	423,749	429,251
Total debt securities	6,013,005	6,028,771
Equity securities	66,714	55,289
Total investment securities	6,079,719	6,084,060
Loans, net of ACL (March 31, 2023 - $265,567; December 31, 2022 - $260,464)	11,312,418	11,292,361
Loans held for sale, at lower of cost or market	15,183	12,306
Total loans, net	11,327,601	11,304,667
Accrued interest receivable on loans and investments	63,841	69,730
Premises and equipment, net	137,580	142,935
OREO	32,862	31,641
Deferred tax asset, net	154,780	155,584
Goodwill	38,611	38,611
Other intangible assets	19,073	21,118
Other assets	299,446	305,633
Total assets	$18,977,114	$18,634,484
LIABILITIES
Deposits:
Non-interest-bearing deposits	$6,024,304	$6,112,884
Interest-bearing deposits	10,027,661	10,030,583
Total deposits	16,051,965	16,143,467
Securities sold under agreements to repurchase	172,982	75,133
Advances from the FHLB	925,000	675,000
Other borrowings	183,762	183,762
Accounts payable and other liabilities	237,812	231,582
Total liabilities	17,571,521	17,308,944
STOCKHOLDERSʼ EQUITY
Common stock, $0.10 par value, 223,663,116 shares issued (March 31, 2023 - 179,788,698 shares outstanding;
December 31, 2022 - 182,709,059 shares outstanding)	22,366	22,366
Additional paid-in capital	959,912	970,722
Retained earnings	1,688,176	1,644,209
Treasury stock, at cost (March 31, 2023 - 43,874,418 shares; December 31, 2022 - 40,954,057 shares)	(547,311)	(506,979)
Accumulated other comprehensive loss	(717,550)	(804,778)
Total stockholdersʼ equity	1,405,593	1,325,540
Total liabilities and stockholdersʼ equity	$18,977,114	$18,634,484

Table 2 – Condensed Consolidated Statements of Income

	Quarter Ended
	March 31, 2023	December 31, 2022	March 31, 2022
(In thousands, except per share information)
Net interest income:
Interest income	$242,396	$233,452	$197,854
Interest expense	41,511	27,879	12,230
Net interest income	200,885	205,573	185,624
Provision for credit losses - expense (benefit):
Loans	16,256	15,651	(16,989)
Unfunded loan commitments	(105)	31	(178)
Debt securities	(649)	30	3,365
Provision for credit losses - expense (benefit)	15,502	15,712	(13,802)
Net interest income after provision for credit losses	185,383	189,861	199,426

Non-interest income:
Service charges and fees on deposit accounts	9,541	9,174	9,363
Mortgage banking activities	2,812	2,572	5,206
Card and processing income	10,918	10,601	9,681
Other non-interest income	9,247	7,253	8,608
Total non-interest income	32,518	29,600	32,858

Non-interest expenses:
Employees’ compensation and benefits	56,422	52,241	49,554
Occupancy and equipment	21,186	21,843	22,386
Business promotion	3,975	5,590	3,463
Professional service fees	11,973	12,669	10,594
Taxes, other than income taxes	5,112	5,211	5,018
Insurance and supervisory fees	4,501	3,973	3,908
Net gain on OREO operations	(1,996)	(2,557)	(720)
Credit and debit card processing expenses	5,318	6,362	4,121
Other non-interest expenses	8,777	7,599	8,335
Total non-interest expenses	115,268	112,931	106,659

Income before income taxes	102,633	106,530	125,625
Income tax expense	31,935	33,356	43,025

Net income	$70,698	$73,174	$82,600

Net income attributable to common stockholders	$70,698	$73,174	$82,600

Earnings per common share:
Basic	$0.39	$0.40	$0.42
Diluted	$0.39	$0.40	$0.41

Table 3 – Selected Financial Data

	Quarter Ended
	March 31, 2023	December 31, 2022	March 31, 2022
(Shares in thousands)
Per Common Share Results:
Net earnings per share - basic	$0.39	$0.40	$0.42
Net earnings per share - diluted	$0.39	$0.40	$0.41
Cash dividends declared	$0.14	$0.12	$0.10
Average shares outstanding	180,215	183,649	198,130
Average shares outstanding diluted	181,236	184,847	199,537
Book value per common share	$7.82	$7.25	$8.96
Tangible book value per common share (1)	$7.50	$6.93	$8.63
Common Stock Price: End of period	$11.42	$12.72	$13.12
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	1.55	1.58	1.65
Return on Average Common Equity	21.00	22.37	16.64
Interest Rate Spread (2)	3.84	4.08	3.77
Net Interest Margin (2)	4.48	4.52	3.96
Efficiency ratio (3)	49.39	48.02	48.82
Capital and Other:
Average Total Equity to Average Total Assets	7.36	7.05	9.94
Total capital	19.02	19.21	20.44
Common equity Tier 1 capital	16.33	16.53	17.71
Tier 1 capital	16.33	16.53	17.71
Leverage	10.57	10.70	10.35
Tangible common equity ratio (1)	7.12	6.81	8.63
Dividend payout ratio	35.69	30.12	23.81
Basic liquidity ratio (4)	21.42	22.48	32.55
Core liquidity ratio (5)	16.77	19.02	26.50
Loan to deposit ratio	72.22	71.64	64.18
Uninsured deposits, excluding fully collateralized deposits, to total deposits	30.13	30.86	32.72
Asset Quality:
Allowance for credit losses for loans and finance leases to total loans
held for investment	2.29	2.25	2.21
Net charge-offs (annualized) to average loans outstanding	0.46	0.46	0.24
Provision for credit losses for loans and finance leases - expense (benefit)
to net charge-offs	122.51	119.97	(257.64)
Non-performing assets to total assets	0.68	0.69	0.79
Nonaccrual loans held for investment to total loans held for investment	0.77	0.78	0.96
Allowance for credit losses for loans and finance leases to total nonaccrual loans
held for investment	297.91	289.61	229.33
Allowance for credit losses for loans and finance leases to total nonaccrual loans
held for investment, excluding residential estate loans	503.62	552.26	421.64

(1)

Non-GAAP financial measures (as defined above). Refer to Statement of Financial Condition above and Table 4 below for additional information about the components and a reconciliation of these measures.

(2)

On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (non-GAAP financial measure). Refer to Non-GAAP Disclosures above for additional information and a reconciliation of these measures.

(3)	Non-interest expenses to the sum of net interest income and non-interest income.
(4)	Defined as the sum of cash and cash equivalents, free high quality liquid assets that could be liquidated within one day, and available secured lines of credit with the FHLB to total assets.
(5)	Defined as the sum of cash and cash equivalents and free high quality liquid assets that could be liquidated within one day to total assets.

Table 4 – Reconciliation of Net Interest Income to Net Interest Income Excluding Valuations and on a Tax-Equivalent Basis

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the first quarter of 2023 and fourth and first quarters of 2022. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

	Quarter Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Net Interest Income
Interest income - GAAP	$242,396	$233,452	$197,854
Unrealized loss (gain) on derivative instruments	6	5	(15)
Interest income excluding valuations	242,402	233,457	197,839
Tax-equivalent adjustment	6,347	7,391	7,219
Interest income on a tax-equivalent basis and excluding valuations	$248,749	$240,848	$205,058

Interest expense - GAAP	$41,511	$27,879	$12,230

Net interest income - GAAP	$200,885	$205,573	$185,624

Net interest income excluding valuations	$200,891	$205,578	$185,609

Net interest income on a tax-equivalent basis and excluding valuations	$207,238	$212,969	$192,828

Average Balances
Loans and leases	$11,519,399	$11,364,963	$11,106,855
Total securities, other short-term investments and interest-bearing cash balances	7,232,347	7,314,293	8,647,087
Average Interest-Earning Assets	$18,751,746	$18,679,256	$19,753,942
Average Interest-Bearing Liabilities	$10,957,892	$10,683,776	$11,211,780

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.24%	4.96%	4.06%
Average rate on interest-bearing liabilities - GAAP	1.54%	1.04%	0.44%
Net interest spread - GAAP	3.70%	3.92%	3.62%
Net interest margin - GAAP	4.34%	4.37%	3.81%

Average yield on interest-earning assets excluding valuations	5.24%	4.96%	4.06%
Average rate on interest-bearing liabilities excluding valuations	1.54%	1.04%	0.44%
Net interest spread excluding valuations	3.70%	3.92%	3.62%
Net interest margin excluding valuations	4.34%	4.37%	3.81%

Average yield on interest-earning assets on a tax-equivalent basis
and excluding valuations	5.38%	5.12%	4.21%
Average rate on interest-bearing liabilities	1.54%	1.04%	0.44%
Net interest spread on a tax-equivalent basis and excluding valuations	3.84%	4.08%	3.77%
Net interest margin on a tax-equivalent basis and excluding valuations	4.48%	4.52%	3.96%

Table 5 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume			Interest income (1) / expense			Average Rate (1)
Quarter Ended	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2023	2022	2022	2023	2022	2022	2023	2022	2022
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$404,249	$394,471	$1,835,766	$4,650	$3,444	$820	4.67%	3.46%	0.18%
Government obligations (2)	2,909,976	2,910,733	2,736,095	10,765	10,386	8,232	1.50%	1.42%	1.22%
Mortgage-backed securities	3,864,145	3,973,307	4,041,975	19,396	20,838	19,420	2.04%	2.08%	1.95%
FHLB stock	40,838	22,292	21,465	421	284	287	4.18%	5.05%	5.42%
Other investments	13,139	13,490	11,786	139	48	21	4.29%	1.41%	0.72%
Total investments (3)	7,232,347	7,314,293	8,647,087	35,371	35,000	28,780	1.98%	1.90%	1.35%
Residential mortgage loans	2,835,240	2,839,268	2,961,456	39,794	39,225	40,687	5.69%	5.48%	5.57%
Construction loans	146,041	128,845	114,732	2,676	2,227	1,524	7.43%	6.86%	5.39%
C&I and commercial mortgage loans	5,167,727	5,127,028	5,103,870	85,885	81,464	62,004	6.74%	6.30%	4.93%
Finance leases	735,500	691,585	588,200	13,809	12,769	10,912	7.61%	7.33%	7.52%
Consumer loans	2,634,891	2,578,237	2,338,597	71,214	70,163	61,151	10.96%	10.80%	10.60%
Total loans (4) (5)	11,519,399	11,364,963	11,106,855	213,378	205,848	176,278	7.51%	7.19%	6.44%
Total interest-earning assets	$18,751,746	$18,679,256	$19,753,942	$248,749	$240,848	$205,058	5.38%	5.12%	4.21%

Interest-bearing liabilities:
Time deposits	$2,342,360	$2,180,928	$2,363,045	$10,782	$6,055	$4,421	1.87%	1.10%	0.76%
Brokered CDs	166,698	47,304	91,713	1,587	286	477	3.86%	2.40%	2.11%
Other interest-bearing deposits	7,544,901	7,909,759	8,132,149	17,516	14,696	2,754	0.94%	0.74%	0.14%
Securities sold under agreements to repurchase	91,004	139,740	241,111	1,069	1,407	2,182	4.76%	3.99%	3.67%
Advances from the FHLB	629,167	220,652	200,000	7,176	2,469	1,063	4.63%	4.44%	2.16%
Other borrowings	183,762	185,393	183,762	3,381	2,966	1,333	7.46%	6.35%	2.94%
Total interest-bearing liabilities	$10,957,892	$10,683,776	$11,211,780	$41,511	$27,879	$12,230	1.54%	1.04%	0.44%
Net interest income				$207,238	$212,969	$192,828
Interest rate spread							3.84%	4.08%	3.77%
Net interest margin							4.48%	4.52%	3.96%

(1)

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)

Interest income on loans includes $3.1 million, $2.7 million, and $2.6 million for the quarters ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

Table 6 – Loan Portfolio by Geography

	As of March 31,2023
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,205,659	$176,123	$429,746	$2,811,528

Commercial loans:
Construction loans	44,297	3,898	95,469	143,664
Commercial mortgage loans	1,766,479	62,694	524,486	2,353,659
Commercial and Industrial loans	1,872,215	69,013	920,961	2,862,189
Commercial loans	3,682,991	135,605	1,540,916	5,359,512

Finance leases	755,482	-	-	755,482

Consumer loans	2,579,532	63,231	8,700	2,651,463
Loans held for investment	9,223,664	374,959	1,979,362	11,577,985

Loans held for sale	14,830	-	353	15,183
Total loans	$9,238,494	$374,959	$1,979,715	$11,593,168

	As of December 31, 2022
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,237,983	$179,917	$429,390	$2,847,290

Commercial loans:
Construction loans	30,529	4,243	98,181	132,953
Commercial mortgage loans	1,768,890	65,314	524,647	2,358,851
Commercial and Industrial loans	1,791,235	68,874	1,026,154	2,886,263
Commercial loans	3,590,654	138,431	1,648,982	5,378,067

Finance leases	718,230	-	-	718,230

Consumer loans	2,537,840	61,419	9,979	2,609,238
Loans held for investment	9,084,707	379,767	2,088,351	11,552,825

Loans held for sale	12,306	-	-	12,306
Total loans	$9,097,013	$379,767	$2,088,351	$11,565,131

Table 7 – Non-Performing Assets by Geography

	As of March 31,2023
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$22,924	$6,069	$7,417	$36,410
Commercial mortgage	13,677	7,921	-	21,598
Commercial and Industrial	4,589	1,163	7,652	13,404
Construction	737	1,057	-	1,794
Consumer and finance leases	15,483	306	147	15,936
Total nonaccrual loans held for investment	57,410	16,516	15,216	89,142
OREO	28,323	4,539	-	32,862
Other repossessed property	4,620	112	11	4,743
Other assets (1)	2,203	-	-	2,203
Total non-performing assets (2)	$92,556	$21,167	$15,227	$128,950
Past due loans 90 days and still accruing (3)	$72,000	$2,380	$-	$74,380

	As of December 31, 2022
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$28,857	$6,614	$7,301	$42,772
Commercial mortgage	14,341	7,978	-	22,319
Commercial and Industrial	5,859	1,179	792	7,830
Construction	831	1,377	-	2,208
Consumer and finance leases	14,142	469	195	14,806
Total nonaccrual loans held for investment	64,030	17,617	8,288	89,935
OREO	28,135	3,475	31	31,641
Other repossessed property	5,275	76	29	5,380
Other assets (1)	2,202	-	-	2,202
Total non-performing assets (2)	$99,642	$21,168	$8,348	$129,158
Past due loans 90 days and still accruing (3)	$76,417	$4,100	$-	$80,517

(1)	Residential pass-through MBS issued by the PRHFA held as part of the available-for-sale debt securities portfolio.
(2)

Excludes PCD loans previously accounted for under ASC Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $10.4 million as of March 31, 2023 (December 31, 2022 - $12.0 million).

(3)

These include rebooked loans, which were previously pooled into GNMA securities, amounting to $7.1 million as of March 31, 2023 (December 31, 2022 - $10.3 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 8 – Allowance for Credit Losses on Loans and Finance Leases

	Quarter Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
(Dollars in thousands)
Allowance for credit losses on loans and finance leases, beginning of period	$260,464	$257,859	$269,030
Impact of adoption of ASU 2022-02	2,116	-	-
Provision for credit losses on loans and finance leases expense (benefit)	16,256	15,651	(16,989)
Net (charge-offs) recoveries of loans and finance leases:
Residential mortgage	(486)	(498)	(1,146)
Commercial mortgage	150	10	7
Commercial and Industrial	(28)	(1,360)	745
Construction	63	587	8
Consumer loans and finance leases	(12,968)	(11,785)	(6,208)
Net charge-offs	(13,269)	(13,046)	(6,594)
Allowance for credit losses on loans and finance leases, end of period	$265,567	$260,464	$245,447

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.29%	2.25%	2.21%
Net charge-offs (annualized) to average loans outstanding during the period	0.46%	0.46%	0.24%
Provision for credit losses on loans and finance leases expense (benefit) to net charge-offs during the period	1.23x	1.20x	-2.58x

Table 9 – Annualized Net Charge-Offs (Recoveries) to Average Loans

	Quarter Ended
	March 31,2023	December 31, 2022	March 31,2022
Residential mortgage	0.07%	0.07%	0.15%
Commercial mortgage	-0.03%	0.00%	0.00%
Commercial and Industrial	0.00%	0.19%	-0.10%
Construction	-0.17%	-1.82%	-0.03%
Consumer loans and finance leases	1.54%	1.44%	0.85%
Total loans	0.46%	0.46%	0.24%

Table 10 – Deposits

	As of
	March 31, 2023	December 31, 2022
(In thousands)
Time deposits	$2,418,611	$2,250,876
Interest-bearing saving and checking accounts	7,356,145	7,673,881
Non-interest bearing deposits	6,024,304	6,112,884
Total deposits, excluding brokered CDs (1)	15,799,060	16,037,641
Brokered CDs	252,905	105,826
Total deposits	$16,051,965	$16,143,467
Total deposits, excluding brokered CDs and government deposits	$13,125,868	$13,268,585

(1)	As of March 31, 2023 and December 31, 2022, government deposits amounted to $2.7 billion and $2.8 billion, respectively.

Contacts

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179